EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Rim Semiconductor Company on Form S-8 (File Nos. 333-68716 and 333-102900) of our report dated February 1, 2007, with respect to our audits of the consolidated financial statements of Rim Semiconductor Company and Subsidiaries as of October 31, 2006 and 2005 and for the years then ended appearing in this Annual Report on Form 10-KSB of Rim Semiconductor Company for the year ended October 31, 2006.

/s/ MARCUM & KLIEGMAN LLP
Marcum & Kliegman LLP

New York, New York
February 1, 2007